Exhibit 19.1

Insider Trading Policy

Issue Date: October 30, 2024
Date Revised: February 18, 2026
Document owner/contact: Jeannine Lane
Functions: All
Geography: Global

SUMMARY
Federal, state and foreign securities laws prohibit trading in the equity or debt securities of a company while aware of material non-public information about the company. In order to take an active role in promoting compliance with such laws, and preventing insider trading violations by its officers, directors, employees and certain others, Resideo Technologies, Inc. (the “Company”) has adopted the policies and procedures described in this memorandum (the “Policy”).
1.0 Purpose
This Policy applies to all transactions in the Company’s securities, including common stock, options for common stock and other stock units, and any other securities the Company may issue from time to time, such as preferred stock, warrants and convertible debentures, as well as to derivative securities relating to the Company’s securities, including securities exchangeable into the Company’s securities, whether or not issued by the Company, such as exchange-traded options (collectively, “Company Securities”).
The Supplemental Provisions at the end of this Policy imposes additional obligations on certain Company Persons who have, or are likely to have, regular or special access to material non-public information about the Company and potentially about other companies in the normal course of their duties (“Access Persons”). These Access Persons include the Company’s executive officers, the members of the Board of Directors, and other officers and key employees who have been designated by the general counsel (“General Counsel”), in consultation with the Chief Executive Officer (“CEO”) and the Chief Financial Officer (“CFO”), as necessary, as Access Persons.
2.0 Scope
Persons and Entities Subject to Policy
This Policy’s prohibitions apply to actions taken by all officers, directors, employees, temporary employees, independent consultants and contractors of the Company and its subsidiaries (together, the “Company Persons” and each a “Company Person”).
The restrictions and prohibitions in this Policy on actions by Company Persons also apply to actions by the members of a Company Person’s immediate families and others living in the Company Person’s households, and any entities (including trusts, corporations, partnerships or other associations) that a Company Person directly or indirectly influences or controls (collectively, “related persons”). All

Company Persons are responsible for ensuring that their related persons do not engage in the activities restricted or prohibited under this Policy.
Post-Separation Transactions
This Policy applies even after separation from employment or service with the Company. If a Company Person is aware of material non-public information when his or her employment or service terminates, that person may not trade in Company Securities (or another company’s securities, as described in this Policy) until such information has become public or is no longer material. Accordingly, certain provisions of this Policy may continue to apply to the Company Person after ceasing to be a Company Person, based on the circumstances in effect at the time of separation.
3.0 Policy
3.1 General Prohibition Against Insider Trading Applicable to All Company Persons
No Trading on or Tipping of Material Non-Public Information
No Company Person may, while aware of material non-public information about the Company:
•buy, sell or otherwise engage in any transactions, directly or indirectly, in any Company Securities, except as described in Section 3.4 below;
•make recommendations or express opinions about trading in Company Securities on the basis of such information;
•disclose such information to any third party, including family or household members; or
•assist anyone in the above activities.
Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not excepted from these restrictions. Applicable securities laws do not recognize mitigating circumstances and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.
“Material Non-Public Information”
Material Information. It is not possible to define all categories of material information, as the ultimate determination of materiality by enforcement authorities will be based on an assessment of all of the facts and circumstances. Information that is material at one point in time may cease to be material at another point in time, and vice versa.
In general, information is considered “material” if there is a reasonable likelihood that it would be considered important to an investor in making a decision to buy, hold or sell securities. Any information that could reasonably be expected to affect a company’s stock price, whether positive or negative, may be considered material.
While it may be difficult under this standard to determine whether particular information is material, there are various categories of information that are particularly sensitive and, as a general rule, are more likely to be considered material, or may be presumptively material, such as:
•Financial results;
•Projections of future revenues, earnings or losses;
•Announcement of a new product, facility or technology introductions, or timing thereof;
•Significant changes in production capacity or utilization of existing production capacity;
•News of a pending or proposed merger;

•News of the disposition or acquisition of assets or a subsidiary;
•Impairments, write-offs or restructurings;
•Creation of a direct or contingent financial obligation;
•Impending bankruptcy or financial liquidity problems;
•Cybersecurity incidents;
•The gain or loss of a substantial customer or supplier, or termination or reduction of business relationship with a customer that provides significant revenue to the Company;
•Significant product defects or modifications;
•Changes in dividend policy;
•Significant pricing changes;
•Stock splits;
•New equity or debt offerings;
•Significant litigation or regulatory exposure due to actual or threatened litigation, investigation or enforcement activity;
•Major changes in senior management; or
•Significant agreements not in the ordinary course of business (or termination thereof).
For guidance on whether any particular piece of information constitutes material non-public information, consult the General Counsel.
Keep in mind that determinations about whether certain information is material is often evaluated after-the-fact with the benefit of hindsight.
Non-Public Information. Information is not considered public until it has been disclosed broadly to the marketplace (for example, included in a press release, a filing with the Securities and Exchange Commission (the “SEC”), or a broadly-accessible conference call or webcast) and the investing public has had time to absorb the information fully. Information will be considered to be fully absorbed after one full trading day has passed after the information is released. If, for example, the Company were to make an announcement before the market opens on Monday, the information in the announcement would be considered public (and trades could be made) when trading opens on Tuesday (assuming all relevant days are “trading days”; a “trading day” is a day on which the New York Stock Exchange is open for business).
3.2 Restrictions Applicable to Trading in Other Companies’ Securities
A Company Person may also come into contact with material non-public information relating to another company (such as a customer, supplier, competitor or merger or acquisition target of the Company) in the course of their employment with, or other services performed on behalf of, the Company or any subsidiary of the Company, or otherwise. This Policy prohibits a Company Person from trading in another company’s securities, and from disclosing such information or making trading recommendations regarding such other company, while the Covered Person is aware of material non-public information about such other company.
3.3 Special Restrictions and Prohibitions Applicable to All Company Persons
The following transactions present heightened legal risk and/or the appearance of improper or inappropriate conduct on the part of Company Persons, and are restricted or prohibited as follows. The restrictions and prohibitions apply even if the relevant Company Person is not aware of material non-public information.
Short Sales

Short sales of a security (i.e., the sale of a security that the seller does not own) by their nature reflect an expectation that the value of the security will decline. Short sales can create perverse incentives for the seller, and signal to the market a lack of confidence in the Company’s prospects. Accordingly, no Company Person may engage in a short sale of Company Securities.
Publicly Traded Options
A put is an option to sell a security at a specific price before a set date, and a call is an option or right to buy a security at a specific price before a set date. Generally, put options are purchased when a person believes the value of a security will fall, and call options are purchased when a person believes the value of a security will rise. A transaction in options is, in effect, a bet on the short-term movement of the Company’s securities, and therefore creates the appearance of trading on the basis of material non-public information. Transactions in options may also focus a Company Person’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, no Company Person may engage in a put, call or other derivative security transaction relating to Company Securities on an exchange or in any other organized market.
Hedging Transactions
Certain forms of hedging or monetization transactions, including zero-cost collars, equity swaps, exchange funds and forward sale contracts, allow a stockholder to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the stockholder to continue to own the covered securities, but without the full risks and rewards of ownership. Because participating in these transactions may cause a Company Person to no longer have the same objectives as the Company’s other stockholders, no Company Person may engage in such transactions.
Margin Accounts and Pledges
Securities held in margin accounts for collateral as a margined loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. A margin sale or foreclosure sale that occurs at a time when the pledgor is aware of material non-public information or otherwise is not permitted to trade in Company Securities would fall under the restrictions in this Policy on trading during such times. Therefore, no Company Person may hold Company Securities in a margin account or pledge Company Securities as collateral for a loan.
Short-Term Trading
Frequent trading of Company Securities can create the appearance of wrongdoing even if the decision to trade was based solely on public information. Company Persons are strongly discouraged from trading in Company Securities for short-term trading profits.
Special Trading Windows
From time to time the General Counsel may impose special closed window periods, such as in connection with a particular event or transaction, during which affected persons will be prohibited from engaging in transactions in Company Securities. In the event of a special closed trading window, the General Counsel will notify Access Persons or other affected persons, who will be prohibited from engaging in any transaction involving the Company Securities until further written notice. The imposition of a special closed trading window is itself confidential information, and the fact that it has been imposed may not be disclosed to others.
3.4 Certain Exceptions
The following routine transactions, within the limits described, are generally not subject to the restrictions on trading in this Policy. The Company reserves, though, the right to prohibit any such transaction as it, in its sole discretion, deems necessary.

Stock Option Exercises
This Policy does not apply to the exercise of any employee stock options, whereby a Company Person pays out-of-pocket to exercise and hold the stock, or to the “net exercise” of a tax withholding right pursuant to which a Company Person elects to have the Company withhold shares subject to an option to satisfy tax- withholding requirements. This Policy does apply, however, to any sale of shares as part of a broker-assisted cashless exercise of, or tax withholding on, an option or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.
Employee Stock Purchase Plan
This Policy does not apply to purchases of Company stock resulting from a Company Person’s periodic contribution of money to the employee stock purchase plan pursuant to the election made by such Company Person at the time of enrollment. This Policy does apply, however, to sales of Company stock purchased pursuant to the plan.
Restricted Stock, Restricted Stock Unit and Performance Stock Unit Awards
This Policy does not apply to the vesting and settlement of restricted stock, restricted stock units and performance stock units, or the withholding or sale of stock back to the Company to satisfy tax withholding obligations upon the vesting of any restricted stock, restricted stock units or performance stock units. The Policy does apply, however, to any market sale of stock after vesting.
Dividend Reinvestment Plan
This Policy does not apply to purchases of Company stock under the Company’s dividend reinvestment plan, if such plan is in existence, resulting from a Company Person’s reinvestment of dividends paid on Company stock. This Policy does apply, however, to voluntary purchases of Company stock resulting from additional contributions a Company Person chooses to make to the dividend reinvestment plan, and to an election to participate in the plan or to increase his or her level of participation in the plan. This Policy also applies to a Company Person’s sale of any Company stock purchased pursuant to the plan.
Dispositions by Gift
This Policy does not apply to a disposition of Company stock by bona fide gift if either of the following applies:
•The gift is made to a person or entity that is subject to this Policy by virtue of being a Company Person or related person; or
•The individual making the gift has a reasonable basis for believing that the recipient of the gift will not sell the Company stock immediately or during a period when the individual making the gift would not be permitted to trade pursuant to the terms of this Policy.
Any Section 16 Person (as defined below) making such an exempt gift must provide notice of the planned gift to the Office of the General Counsel at least two business days prior to making the gift.
All other gifts must comply with all provisions of this Policy, including trading windows and pre-clearance requirements.
Hardship Trades
The Company recognizes that an Insider may experience exceptional circumstances that may necessitate a transaction outside of an open window period. In that case, the Insider must request permission to do so from the General Counsel and the CFO. Permission to transact outside of an open window period is in the discretion of the General Counsel and the CFO.

4.0 Individual Responsibility
All Company Persons have the individual responsibility to comply with this Policy. A Company Person may, from time to time, have to forgo a proposed transaction in Company Securities even if he or she planned to make the transaction before learning of the material non-public information. While the Office of the General Counsel can and should be consulted regarding the application of this Policy, including the appropriateness of engaging in a particular transaction at a particular time, the responsibility for adhering to this Policy and avoiding unlawful transactions, and ensuring that related persons (as described above) do the same, rests with each Company Person.
5.0 Potential Criminal and Civil Liability and/or Disciplinary Action
Criminal and Civil Liability
Pursuant to Federal, state and foreign securities laws, persons engaging in transactions in a company’s securities at a time when they have material non-public information regarding the company, or that disclose material non-public information or make recommendations or express opinions on the basis of material non-public information to a person who engages in transactions in that company’s securities (“tipping”), may be subject to significant monetary fines and imprisonment. The Company and its supervisory personnel also face potential civil and criminal liability if they fail to take appropriate steps to prevent illegal insider trading.
The SEC has imposed large penalties even when the disclosing person did not profit from the trading; there is no minimum amount of profit required for prosecution.
Possible Disciplinary Action
Company Persons who violate this Policy will be subject to disciplinary action by the Company, which may include ineligibility for future participation in the Company’s equity incentive plans or termination of employment.
6.0 Monitoring Compliance
The Office of the General Counsel will monitor compliance with this Policy and the General Counsel will periodically review this Policy with the Nominating and Governance Committee of the Board of Directors. In addition to the other duties of the Office of the General Counsel under this Policy, the Office of the General Counsel will be responsible for the following:
•Circulating this Policy (and/or a summary thereof) and coordinating training to appropriate groups of Company Persons from time to time;
•Maintaining a current version of this Policy on the Company’s intranet website accessible to all employees;
•Pre-clearing all transactions involving Company Securities by Access Persons in order to determine compliance with this Policy, insider trading laws, Section 16 of the Exchange Act and Rule 144 promulgated under the Securities Act of 1933, as amended;
•Sending quarterly and other reminders to Access Persons regarding the start and completion of the open window periods;
•Sending notifications to Access Persons and other affected persons regarding special blackout periods; and
•Assisting the Company in implementing this Policy, including monitoring relevant changes in law, regulation or best practices and making appropriate changes to this Policy and related practices and procedures.
7.0 Amendment, Questions and Interpretation

This Policy may be amended from time to time by the Nominating and Governance Committee of the Board, provided that the General Counsel has authority to amend this Policy as needed for matters pertaining to the administration or implementation of the Policy.
Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the Office of the General Counsel. If there is any uncertainty as to the appropriateness of any such communications, please consult with the Office of the General Counsel before speaking with anyone, especially brokers or any other persons or entities contemplating or executing securities trades.
The General Counsel has ultimate responsibility for all matters pertaining to the interpretation and enforcement of this Policy.
8.0 Acknowledgement
The general requirements regarding trading in Company Securities and reference to this Policy are included in the Company’s Code of Business Conduct. Company Persons shall comply with any attestation processes implemented by the Company to confirm their understanding of, and intent to comply with, this Policy, including as part of any attestation regarding the Company’s Code of Business Conduct.

SUPPLEMENTAL PROVISIONS APPLICABLE TO ACCESS PERSONS
Quarterly Trading Windows
Access Persons will generally be able to buy, sell or otherwise engage in transactions in Company Securities only during four quarterly open window periods, subject to any special blackout periods, each as described below.
Quarterly Open Window Periods. Quarterly open window periods start when one full trading day has passed following the release to the public of the Company’s earnings for a fiscal quarter or the fiscal year and ends at the close of trading on the day before the 15th day of the last month of the fiscal quarter (i.e., March 14, June 14, September 14 and December 14). Access Persons may not conduct any transactions in Company Securities except during open window periods, subject to certain limited exceptions described below. However, even during an open window period, restrictions on the purchase or sale of Company Securities apply if an Access Person is aware of material non-public information.
Pre-Clearance
Access Persons must obtain written pre-clearance from the Office of the General Counsel before transacting in Company Securities, including for transactions occurring during an open window period and any exercise of stock options other than as described under “―Certain Exceptions―Stock Option Exercises” above. The procedures for obtaining pre-clearance of transactions will be announced from time to time by the Office of the General Counsel. Requests may be submitted, together with all required supporting documentation and certification, at any time during an open window period and when a special blackout period is not in effect. All trades that are pre-cleared must be effected within five business days of receipt of the pre-clearance.
Transactions under Rule 10b5-1 Plans
Implementation of a trading plan under Rule 10b5-1 under the Exchange Act allows a person to place a standing order with a broker to purchase or sell stock of the Company, so long as the plan specifies the dates, prices and amounts of the planned trades or establishes a formula for those purposes and the person is not aware of material non-public information at the time of entering into the plan. Trades executed pursuant to a Rule 10b5-1 plan that meets the requirements listed below may generally be executed even though the person who established the plan may be aware of material non-public information at the time of the trade.
Anyone subject to this Policy who wishes to enter into a Rule 10b5-1 plan must submit the trading plan to the Office of the General Counsel for prior, written approval. Subsequent modifications to any Rule 10b5-1 plan must also be pre-approved by the Office of the General Counsel.
Whether or not pre-approval will be granted will depend on all the facts and circumstances at the time, but the following guidelines should be kept in mind:
•The trading plan must be in writing and entered into or modified only during an open window period, when a special blackout period is not in effect and when the individual is not aware of material non-public information;
•For Section 16 Persons, no transaction may take place under a Rule 10b5-1 Plan until expiration of a cooling-off period consisting of the later of (i) 90 days after adoption or modification (as specified in Rule 10b5-1) of the Rule 10b5-1 Plan or (ii) two business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the fiscal quarter (the Company’s fourth fiscal quarter in the case of a Form 10-K) in which the Rule 10b5-1 Plan was adopted or modified (as specified in Rule 10b5-1), but in any event, this required cooling-off period is subject to a maximum of 120 days after adoption of the Rule 10b5-1 Plan;
•For persons other than Section 16 Persons, no transaction may take place under a Rule 10b5-1 Plan until the expiration of a cooling-off period that is 30 days following the adoption or modification (as specified in Rule 10b5-1) of a Rule 10b5-1 Plan;
•Subject to certain limited exceptions specified in Rule 10b5-1, a person may not have more than one Rule 10b5-1 Plan in effect at any same time;
•Subject to certain limited exceptions specified in Rule 10b5-1, a person may only enter into a Rule 10b5-1 Plan that is designed to effect an open market purchase or sale of the total amount of securities subject to the Rule 10b5-1 Plan as a single transaction (a “single-transaction plan”) once in any 12-month period;
•The person must act in good faith with respect to a Rule 10b5-1 Plan. A Rule 10b5-1 Plan cannot be entered into as part of a plan or scheme to evade the prohibitions of Rule 10b5. Therefore, although modifications to an existing Rule 10b5-1 Plan are not prohibited, a Rule 10b5-1 Plan should be adopted with the intention that it will not be amended or terminated prior to its expiration; and
•Section 16 Persons must include a representation in the Rule 10b5-1 Plan that (i) the person is not aware of material nonpublic information about the Company or Company securities and (ii) the person is adopting the plan in good faith and not as part of plan or scheme to evade the prohibitions of Rule 10b-5.
For purposes of the above, a modification as specified in Rule 10b5-1 includes any modification of a Rule 10b5-1 Plan that changes the amount, price, or timing of the purchase or sale of securities underlying the 10b5-1 Plan.

A copy of the executed version of any pre-cleared trading plan must be provided to the Office of the General Counsel.